Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
www.selective.com

FOR IMMEDIATE RELEASE:

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Senior Executive Vice President
Richard F. Connell Announces Retirement

Branchville, NJ – December 2, 2010 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced the retirement of Richard F. Connell, senior executive vice president and chief administrative officer.  Mr. Connell joined Selective in 2000 as executive vice president and chief information officer.  He was promoted to his current position in 2007.

“It is with mixed emotions that I announce that Richard has chosen to retire as of April 1, 2011,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “Richard has played a vital role in the development of our Information Technology Services group, bringing our ‘high-tech, high-touch’ strategy to new heights.  He put equal effort into his administrative responsibilities and we will miss his wisdom and guidance.  We wish him all the best in his retirement.”

The company has initiated a search for a chief information officer.

Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

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